EXHIBIT 21.2

                       SUBSIDIARIES - AS OF March 25, 2002

1. Hillman Group Capital Trust (formerly SunSource Capital Trust) Organized in the State of Delaware

2. Hillman Investment Company (formerly SunSource Investment Company, Inc.) Incorporated in the State of Delaware

3.   The Hillman Group, Inc.
     Incorporated in the State of Delaware

     a.   SunSource Technology Services, L.L.C.
          Incorporated in the State of Delaware

     b.   SunSource Integrated Services
          de Mexico S. A. DE C. V.
          Incorporated in Ciudad de Mexico, Mexico

     c.   SunSub C, Inc.
          Incorporated in the State of Delaware

          i.   SunSub Holdings L.L.C.
               Incorporated in the State of Nevada

     d.   The Hillman Group Canada, Ltd.
          Incorporated in the Province of Ontario